                                                                      EXHIBIT 11
                                                                     Page 1 of 2

                           COLGATE-PALMOLIVE COMPANY

                    COMPUTATION OF EARNINGS PER COMMON SHARE
            DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS (UNAUDITED)


                                                           YEAR ENDED DECEMBER
                                                                   31,
                                                           --------------------
                                                            1996   1995   1994
                                                           ------ ------ ------
PRIMARY
EARNINGS:
Net income................................................ $635.0 $172.0 $580.2
Deduct: Dividends on preferred shares.....................   21.4   21.6   21.6
                                                           ------ ------ ------
Net income applicable to common shares.................... $613.6 $150.4 $558.6
                                                           ====== ====== ======
SHARES (IN MILLIONS):
Weighted average shares outstanding.......................  146.6  145.2  146.2
                                                           ====== ====== ======
Earnings per common share, primary........................ $ 4.19 $ 1.04 $ 3.82
                                                           ====== ====== ======

                                                                      EXHIBIT 11
                                                                     Page 2 of 2

                           COLGATE-PALMOLIVE COMPANY

                    COMPUTATION OF EARNINGS PER COMMON SHARE
            DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS (UNAUDITED)

                                                            YEAR ENDED DECEMBER
                                                                    31,
                                                            --------------------
                                                             1996   1995   1994
                                                            ------ ------ ------
ASSUMING FULL DILUTION
EARNINGS:
Net income................................................  $635.0 $172.0 $580.2
Deduct: Dividends on preferred shares.....................      .5   21.6     .5
Deduct: Replacement funding...............................     4.8    --     7.8
                                                            ------ ------ ------
Net income applicable to common shares....................  $629.7 $150.4 $571.9
                                                            ------ ------ ------
SHARES (IN MILLIONS):
Weighted average shares outstanding.......................   146.6  145.2  146.2
Add: Assumed exercise of options reduced by the number of
 shares purchased with the proceeds.......................     3.0    2.6    1.9
Add: Assumed conversion of Series B Convertible Preference
 Stock....................................................    11.7    --    12.2
                                                            ------ ------ ------
Adjusted weighted average shares outstanding..............   161.3  147.8  160.3
                                                            ====== ====== ======
EARNINGS PER COMMON SHARE, ASSUMING FULL DILUTION.........  $ 3.90 $ 1.02 $ 3.56
                                                            ====== ====== ======